Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	Three months ended June 30,				Six months ended June 30,
	2013		2012		2013		2012
Income before income taxes (2)	$85,012		$30,514		$173,700		$124,510
Add fixed charges:
Interest expense	22,607		24,136		45,231		47,147
Amortization of discount on convertible notes (1)	6,187		5,929		12,256		12,279
Amortization of debt issuance expense	963		1,459		1,927		2,960
Interest expense-special items (2)	—		4,093		—		4,093
Interest portion of rent expense	4,267		4,366		8,547		9,010
Adjusted income	$119,036		$70,497		$241,661		$199,999
Fixed charges:
Interest expense	$22,607		$24,136		$45,231		$47,147
Amortization of discount on convertible notes (1)	6,187		5,929		12,256		12,279
Amortization of debt issuance expense	963		1,459		1,927		2,960
Interest expense-special items (2)	—		4,093		—		4,093
Interest portion of rent expense	4,267		4,366		8,547		9,010
Fixed charges	$34,024		$39,983		$67,961		$75,489
Ratio of earnings to fixed charges(3)	3.5	x	1.8	x	3.6	x	2.6	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Settlement, litigation and other related charges (a)	$3,512	$26,093	$26,131	$33,296
Other charges (b)	31,268	49,209	35,274	60,721
Total - non-interest expense special items	$34,780	$75,302	$61,405	$94,017
Interest expense special items (c)	$—	$4,093	$—	$4,093
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to the Consolidated Financial Statements.
(c) See the "Debt" note of the Notes to the Consolidated Financial Statements.

(3)
The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.